Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE BORROWER THAT SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE. IN ADDITION, HEDGING TRANSACTIONS INVOLVING SUCH SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

SENIOR SECURED PROMISSORY NOTE

$[ ]	Dated: August 20, 2015

FOR VALUE RECEIVED, the undersigned, MARRONE BIO INNOVATIONS, INC. (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [        ] (the “Lender”), the principal sum of [        DOLLARS ($        )]1, in installments as set forth in the payment schedule below and with the last such installment to be due and payable on August     , 20202 (the “Maturity Date”) and in the amount necessary to repay in full the unpaid principal balance hereof. This Senior Secured Promissory Note (this “Note”) is issued by the Borrower to the Lender pursuant to that certain Purchase Agreement, dated as of August [    ], 2015, by and between the Borrower, the Lender, the other investors party thereto (together with Lender, the “Lenders”) (the “Purchase Agreement”). Terms used but not defined herein shall have the meaning set forth in Annex I.

1.	Payment Schedule

PAYMENT SCHEDULE
Payment Date	Amount Due
August , 2018[3]	$[ ][4]
August , 2019[5]	$[ ][6]
Maturity Date	$[ ][7]

[1]	Allocate among the Lenders.
[2]	5 years from date of Note
[3]	3 years from date of Note
[4]	25%
[5]	4 years from date of Note
[6]	25%
[7]	50%

1.

2.	Interest

The Borrower further promises to pay interest on the outstanding principal amount of this Note from the date hereof until maturity at the Maturity Date, in arrears, semi-annually, on June 30 or December 31 of each year, commencing on December 31, 2015, and at maturity at the Maturity Date, at the rate of 8% per annum. In the event that any amount of principal or interest or any other amount payable hereunder, is not paid in full when due (whether at stated maturity, by acceleration or otherwise), the Borrower agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, payable on demand, at a rate of 10% per annum. All computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

3.	Payment Terms

All payments hereunder shall be made in lawful money of the United States of America and in same day or immediately available funds, to the Lender, in accordance with the Lender’s payment instructions.

Whenever any payment hereunder shall be stated to be due, or whenever any interest payment date or any other date specified hereunder would otherwise occur, on a day other than a Business Day (as defined below), then such payment shall be made, and such interest payment date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder. As used herein, “Business Day” means a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in California and Kansas.

In no event shall the Borrower be obligated to pay the Lender interest, charges or fees at a rate in excess of the highest rate permitted by applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law and the Lenders shall, at their option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of this Note on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that the Lenders not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under applicable law.

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4.	Prepayment

The Borrower may upon prior notice to the Lender prepay the outstanding amount hereof in whole or in part at any time, without premium or penalty. Together with any such prepayment the Borrower shall pay accrued interest on the principal amount prepaid. Any partial prepayment shall be applied to the installments of principal hereof in reverse order of maturity. No such prepaid amount may be reborrowed hereunder.

5.	Affirmative Covenants

So long as any amount payable by the Borrower hereunder shall remain unpaid:

(i) Preservation of Existence, Etc. The Borrower will, and will cause of its Subsidiaries to, maintain and preserve its legal existence, its rights to transact business and all other rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of its properties.

(ii) Payment of Taxes. The Borrower will, and will cause of its Subsidiaries to, pay and discharge all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Borrower or such Subsidiary, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP; provided that the failure to make any such payments shall not constitute a breach of this covenant unless the aggregate amount of such payments could reasonably be expected to exceed $200,000.

(iii) Maintenance of Insurance. The Borrower will, and will cause of its Subsidiaries to, (i) carry and maintain in full force and effect insurance in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses and owning similar properties in the localities where the Borrower or such Subsidiary operates as determined by the Borrower in its sole discretion (with appropriate endorsements naming the Agent as lender’s loss payee (and mortgagee, as applicable) on all policies for property hazard insurance and as additional insured on all policies for liability insurance, and if requested by the Agent, copies of such insurance policies and (ii) if requested by the Agent in writing, promptly provide the Agent with such evidence as it reasonably requests to demonstrate compliance with this Section 5(iii).

(iv) Keeping of Records and Books of Account. The Borrower will, and will cause of its Subsidiaries to, keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any governmental authority having jurisdiction over it or any of its properties.

(v) Inspection Rights. Upon ten Business Days’ prior written notice, the Borrower will, and will cause of its Subsidiaries to, at any reasonable time during normal business hours and from time to time, permit the Lender or any of its agents or representatives to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

3.

(vi) Compliance with Laws, Etc. The Borrower will, and will cause of its Subsidiaries to, comply in all material respects with the requirements of all applicable material laws, rules, regulations and orders of any governmental agency or authority, including all Environmental Laws and ERISA; provided, however, that the Borrower may remain delinquent in its periodic reporting obligations under the Exchange Act until the completion of the Restatement (as defined in the Purchase Agreement).

(vii) Maintenance of Properties, Etc. The Borrower will and will cause of its Subsidiaries to, maintain and preserve all of its material properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear excepted.

(viii) Licenses. The Borrower will, and will cause of its Subsidiaries to, obtain and maintain all material licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals of any governmental agency or authority necessary for the operation and conduct of its business.

(ix) Minimum Cash Balance. The Borrower shall maintain a balance consisting of cash and cash equivalents of at least $15,000,000.

(x) Financial Information. Commencing at such time as the Borrower is no longer required to file periodic reports under the Exchange Act, the Borrower shall deliver to the Lender:

(a) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each fiscal year, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year and audited consolidated statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding fiscal year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any material qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

(b) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of the first three fiscal quarters of each fiscal year, an unaudited consolidated balance sheet of the Borrower and its

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Subsidiaries as of the close of such fiscal quarter and unaudited consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the fiscal year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding fiscal year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

(xii) Certificates; Other Reports. The Borrower will deliver to the Lender:

(c) promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower, any Subsidiary thereof or any of their respective boards of directors by their respective independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;

(d) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by the Borrower or any Subsidiary thereof with any Environmental Law that could reasonably be expected to have a Material Adverse Effect;

(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Lender pursuant hereto;

(f) promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof; and

(g) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary thereof as the Lender may reasonably request.

5.

(xiii) Notice of Litigation and Other Matters

(a) The Borrower will deliver to the Lender prompt (but in no event later than ten (10) days after any officer of the Borrower obtains knowledge thereof) written notice of:

(i)	the commencement of all proceedings and investigations by or before any governmental authority and all actions and proceedings in any court or before any arbitrator against or involving any the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(ii)	any notice of any violation received by the Borrower or any Subsidiary thereof from any governmental authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect; and

(iii)	(x) any Event of Default or (y) any event or circumstance which constitutes or which with the passage of time or giving of notice or both would constitute an Event of Default.

(xiv) Additional Subsidiaries. The Borrower will notify the Agent of the creation or acquisition of any new domestic Subsidiary and promptly thereafter (and in any event within thirty (30) days after such creation or acquisition), cause such Person to (i) become a Subsidiary Guarantor by delivering to the Agent a duly executed Subsidiary Guaranty Agreement (or supplement thereto) or such other document as the Agent shall deem appropriate for such purpose, (ii) grant a security interest in all Collateral (subject to the exceptions specified in the Security Agreement) owned by such Subsidiary by delivering to the Agent a duly executed supplement to each Security Document or such other document as the Agent shall deem appropriate for such purpose and comply with the terms of each Security Document, (iii) deliver to the Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person, (iv) deliver to the Agent such updated Schedules to the Loan Documents as requested by the Agent with respect to such Person, and (v) deliver to the Agent such other documents as may be reasonably requested by the Agent, all in form, content and scope reasonably satisfactory to the Agent.

6.	Negative Covenants

So long as any amount payable by the Borrower hereunder shall remain unpaid neither the Borrower nor any of its Subsidiaries will:

(i) Indebtedness. Create, incur, assume or otherwise become liable for or suffer to exist any Indebtedness, other than Permitted Indebtedness.

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(ii) Fundamental Changes. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(b) (i) any wholly-owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity), (ii) any wholly-owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor), and (iii) any wholly-owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any other wholly-owned Subsidiary that is not a Subsidiary Guarantor; provided that the surviving entity is a Subsidiary Guarantor;

(c) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any other Subsidiary; provided that, with respect to any such disposition by any Subsidiary that is not a Subsidiary Guarantor, the consideration for such disposition shall not exceed the fair value of such assets;

(d) dispositions permitted by Section 6(v); and

(e) any Person may merge into the Borrower or any of its wholly-owned Subsidiaries in connection with a Permitted Acquisition; provided that (i) in the case of a merger involving the Borrower or a Subsidiary Guarantor, the continuing or surviving Person shall be the Borrower or such Subsidiary Guarantor and (ii) the continuing or surviving Person shall be the Borrower or a wholly-owned Subsidiary of the Borrower.

(iii) Investments. Purchase, own, invest in or otherwise acquire (in one transaction or a series of transactions), directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person (all the foregoing, “Investments”) except:

(a) Investments existing on the Closing Date in Subsidiaries existing on the Closing Date;

(b) Investments in cash and cash equivalents;

(c) Investments by the Borrower or any of its Subsidiaries in the form of capital expenditures permitted pursuant to this Agreement;

(d) deposits made in the ordinary course of business to secure the performance of leases or other obligations;

(e) purchases of assets in the ordinary course of business;

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(f) Investments by the Borrower or any Subsidiary thereof in the form of Permitted Acquisitions to the extent that any Person or property acquired in such acquisition becomes a part of the Borrower or a Subsidiary Guarantor or becomes a Subsidiary Guarantor in the manner contemplated by Section 5(xiii);

(g) Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $150,000 (determined without regard to any write-downs or write-offs of such loans or advances);

(h) Investments not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $250,000 at any time outstanding; provided that, immediately before and immediately after giving pro forma effect to any such Investments, no Default or Event of Default shall have occurred and be continuing.

(iv) Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its property, whether now owned or hereafter acquired, except the following Liens (“Permitted Liens”):

(i) Liens created pursuant to the Loan Documents;

(j) Liens in existence on the Closing Date and described on Schedule 6(iv), including Liens incurred in connection with any refinancing, refunding, renewal or extension of Indebtedness; provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

(k) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(l) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) if overdue, no action to Borrower’s knowledge has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(m) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or

8.

similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(n) Purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(o) Liens securing judgments for the payment of money not constituting an Event of Default or securing appeal or other surety bonds relating to such judgments;

(p) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of any Borrower or any Subsidiary thereof;

(q) (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(r) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (ii) secure any Indebtedness;

(s) Liens securing Purchase Money Indebtedness;

(t) Liens securing Subordinated Debt, pursuant to a subordination agreement in form and substance satisfactory to the Agent;

(u) Liens existing on such property at the time of its acquisition in connection with a Permitted Acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon;

(v) Liens not otherwise permitted hereunder on assets other than the Collateral securing Indebtedness or other obligations in the aggregate principal amount not to exceed $250,000 at any time outstanding.

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(v) Asset Dispositions. Make any disposition of any or all of the assets (including, without limitation, any Capital Stock owned thereby) whether by sale, lease, transfer or otherwise, except the sale of inventory in the ordinary course of business and the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries.

(vi) Restricted Payments. Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Capital Stock of any the Borrower or any Subsidiary thereof, or make any distribution of cash, property or assets to the holders of shares of any Capital Stock of the Borrower or any Subsidiary thereof (all of the foregoing, the “Restricted Payments”) provided that:

(a) the Borrower or any Subsidiary thereof may pay dividends in shares of its own Capital Stock; and

(b) any Subsidiary of the Borrower may pay cash dividends to the Borrower.

(vii) Line of Business. Engage in any business other than the business conducted by the Borrower and its Subsidiaries as of the Closing Date and business activities reasonably related or ancillary thereto or that are reasonable extensions thereof.

(viii) Use of Proceeds. Use any part of the proceeds of any of the Loans for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

(ix) Rule 17a-6. Take any action, or fail to take any action, that could cause any Lender to fail to satisfy the safe harbor provisions of Rule 17a-6 under the Investment Company Act of 1940, as amended.

7.	Events of Default

The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(i) the failure to make any payment of principal, interest (to the extent not added to the principal as provided herein) or any other amount payable hereunder when due under this Note, and the continuation of such failure for two (2) Business Days;

(ii) Any representation or warranty by the Borrower or any Subsidiary under any Loan Document shall prove to have been incorrect in any material respect when made or deemed made;

(iii) the breach of any other condition or obligation under this Note or any other Loan Document and the continuation of such breach for thirty (30) days after notice thereof from the Agent or knowledge thereof by Borrower;

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(iv) the filing of a petition by or against the Borrower or any Subsidiary under any provision of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (the “Bankruptcy Code”), or under any similar law relating to bankruptcy, insolvency or other relief for debtors (provided, in the case of an involuntary petition, that such the filing is not dismissed, removed or stayed within thirty (30) days of the institution thereof); or appointment of a receiver, trustee, custodian or liquidator of or for all or any part of the assets or property of the Borrower; or the insolvency of the Borrower; or the making of a general assignment for the benefit of creditors by the Borrower;

(v) the Borrower or any Subsidiary shall (i) liquidate, wind-up or dissolve (or suffer any liquidation, wind-up or dissolution), (ii) suspend its operations other than in the ordinary course of business, or (iii) take any action to authorize any of the actions or events set forth above in paragraph 5;

(vi) (i) the Borrower, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Borrower with or into another Person (but excluding a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Borrower), (ii) the Borrower, directly or indirectly, effects any sale, assignment, transfer or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Borrower or another Person) is completed pursuant to which holders of common stock of the Borrower are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding common stock of the Borrower or (iv) the Borrower, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the common stock of the Borrower or any compulsory share exchange pursuant to which the common stock of the Borrower is effectively converted into or exchanged for other securities, cash or property;

(vii) any event of default under the Security Agreement (as defined below) shall have occurred and be continuing; or the Security Agreement or any of the other documents relating to the Collateral after delivery thereof shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Borrower or any other Person shall contest in any manner the validity or enforceability thereof, or the Borrower or any other Person shall deny that it has any further liability or obligation thereunder; or the Security Agreement or any of the other documents relating to the Collateral for any reason, except to the extent permitted by the terms thereof, shall cease to create a valid and perfected lien in any of the Collateral purported to be covered thereby;

(viii) there is under any agreement to which Borrower or any Subsidiary is a party with a third party or parties any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Million Dollars ($5,000,000);

(ix) one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Million Dollars ($5,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any Subsidiary and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay;

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(x) the acquisition by any Person, or two or more Persons acting as a “group” (other than the Lender and any Person with whom the Lender is acting in a group or to whom the Lender has directly or indirectly transferred any of the shares of the Borrower of which the Lender has now or becomes entitled to acquire “beneficial ownership”, and the affiliates of the Lender and such other Persons) (as such terms are defined in Rules 13d-5 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) beneficial ownership of 40% or more of the outstanding shares of voting stock of the Borrower; or

(xi) the 90th day following the date of a Key Person Event unless, on or prior to such 90th day, the Board appoints an individual reasonably acceptable to Lender as the chief executive officer of the Borrower.

8.	Remedies and Enforcement

Upon the occurrence and continuance of any Event of Default, the Agent, at its option, may (i) by notice to the Borrower, declare the unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts payable hereunder to be immediately due and payable, whereupon the unpaid principal amount of this Note, all such interest and all such other amounts shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the result which would otherwise occur only upon giving of notice by the Agent to the Borrower as specified above shall occur automatically, without the giving of any such notice; and (ii) whether or not the actions referred to in clause (i) have been taken, exercise any or all of the Agent’s rights and remedies under the Security Agreement and proceed to enforce all other rights and remedies available to the Agent under applicable law.

The Borrower agrees to pay on demand all the losses, costs, and expenses (including, without limitation, attorneys’ fees and disbursements) which the Agent incurs in connection with enforcement or attempted enforcement of this Note, or the protection or preservation of the Lender’s rights under this Note, whether by judicial proceedings or otherwise. Such costs and expenses include, without limitation, those incurred in connection with any workout or refinancing, or any bankruptcy, insolvency, liquidation or similar proceedings.

The Borrower hereby waives diligence, demand, presentment, protest or further notice of any kind.

9.	Miscellaneous

Time is of the essence for the performance of each and every obligation under this Note.

The Borrower agrees to make all payments under this Note without setoff or deduction and regardless of any counterclaim or defense.

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No single or partial exercise of any power under this Note shall preclude any other or further exercise of such power or exercise of any other power. No delay or omission on the part of the Agent in exercising any right under this Note shall operate as a waiver of such right or any other right hereunder.

This Note shall be binding on the Borrower and its successors and assigns, and shall be binding upon and inure to the benefit of the Lender, any future holder of this Note and their respective successors and assigns.

Except as otherwise provided herein or in any other Loan Document, (i) no amendment to any provision of this Note or any of the other Loan Documents shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender; and (ii) no waiver of any provision of this Note or any other Loan Document, or consent to any departure by the Borrower or other party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender.

The Borrower will maintain a register in which it will record the initial ownership of this Note and any changes in ownership of this Note which occur as permitted by and in compliance with the terms hereof.

The Borrower shall not have the right to assign its rights and obligations hereunder or any interest herein or therein without the prior written consent of the Lender. The Lender may sell, assign, transfer or grant participations in all or any portion of the Lender’s rights and obligations hereunder. In the event of any such assignment, upon notice thereof to the Borrower, the assignee shall be deemed the “Lender” for all purposes of this Note and any other documents and instruments relating hereto with respect to the rights and obligations assigned to it. The Borrower agrees that in connection with any such grant or assignment, the Lender may deliver to the prospective participant or assignee financial statements and other relevant information relating to the Borrower and its subsidiaries.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including by facsimile) and mailed (by certified or registered mail), sent or delivered (i) if to the Lender,             , attn.             , fax (        )         -        ; and (ii) if to the Borrower, at or to its address or facsimile number set forth below its name on the signature page hereof, or at or to such other address or facsimile number as such party shall have designated in a written notice to the other party. All such notices and communications shall be effective (i) if delivered by hand, sent by certified or registered mail or sent by an overnight courier service, when received; and (ii) if sent by facsimile transmission, when sent.

This Note is secured by certain collateral (the “Collateral”) more specifically described in the Security Agreement of even date herewith between the Borrower and Ivy Investment Management Corp., a Delaware corporation, as agent for the Lenders (the “Agent”) (the “Security Agreement”).

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH CALIFORNIA LAW WITHOUT GIVING EFFECT TO ANY

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CHOICE OF LAW RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE INTERNAL LAWS OF THE STATE OF CALIFORNIA TO THE RIGHTS AND DUTIES OF THE PARTIES.

The Borrower hereby (i) submits to the non-exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States sitting in San Francisco, California for the purpose of any action or proceeding arising out of or relating to this Note and any other documents and instruments relating hereto, (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts, (iii) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

THE BORROWER AND, BY ITS ACCEPTANCE HEREOF, THE LENDER, HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS NOTE. IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY IN CONNECTION WITH ANY CONTROVERSY, DISPUTE OR CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (EACH, A “CLAIM”) AND THE WAIVER SET FORTH IN THE PRECEEDING PARAGRAPH IS NOT ENFORCEABLE IN SUCH ACTION OR PROCEEDING, THE BORROWOR HEREBY AGREES, AND THE LENDER BY ITS ACCEPTANCE HEREOF HEREBY AGREES, AS FOLLOWS:

(1) WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBPARAGRAPH 2 BELOW, ANY CLAIM WILL BE RESOLVED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1.

(2) THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF), (C) APPOINTMENT OF A RECEIVER AND (D) TEMPORARY, PROVISIONAL OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS OR PRELIMINARY INJUNCTIONS). THIS NOTE DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO A REFERENCE PROCEEDING PURSUANT TO THIS NOTE.

(3) UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR

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JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY MAY REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). A REQUEST FOR APPOINTMENT OF A REFEREE MAY BE HEARD ON AN EX PARTE OR EXPEDITED BASIS, AND THE PARTIES AGREE THAT IRREPARABLE HARM WOULD RESULT IF EX PARTE RELIEF IS NOT GRANTED.

(4) ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS, A COURT REPORTER WILL BE USED AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(5) THE REFEREE SHALL APPLY THE RULES OF DISCOVERY AND EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA TO THE REFERENCE PROCEEDING AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH APPLICABLE LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.

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15.

IN WITNESS WHEREOF, the Borrower has duly executed this Note, as of the date first above written.

MARRONE BIO INNOVATIONS, INC.

By
Title:

Address:

[Signature Page to Senior Secured Promissory Note]

ANNEX I

DEFINITIONS

As used in the Note, the following terms shall have the following meanings:

“Acquired Indebtedness” means Indebtedness of a Person whose assets or stock is acquired by the Borrower in a Permitted Acquisition; provided, however, that such Indebtedness (i) was in existence prior to the date of such Permitted Acquisition, and (ii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with (including consent decrees), any governmental agencies or authorities, in each case relating to or imposing liability or standards of conduct concerning public health, safety and environmental protection matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Key Person” means Pamela Marrone.

“Key Person Event” means the date on which the Key Person ceases to be employed as the chief executive officer of the Borrower, unless such cessation either (x) occurs after December 31, 2017 or (y) is a result of any of the following:

a. The Key Person dies or suffers a permanent disability, or other physical incapacity, that prevents her from discharging her duties as chief executive officer of the Borrower;

b. The Key Person (i) suffers a legal incapacity that prevents her from discharging her duties as chief executive officer of the Borrower or (ii) is otherwise prohibited from discharging her duties as chief executive officer of the Borrower due to any law, rule, or regulation or any final judgement, order or decree of any court or governmental agency; or

c. The Board, acting by the affirmative vote of at least 80% of the members of the Board (excluding the vote of the Key Person), removes the Key Person as chief executive officer of the Borrower.

“Lien” means any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien, or other type of preferential arrangement.

“Loan Documents” means the Purchase Agreement, the Note, the Security Agreement, the Subsidiary Guaranty, any Subordination Agreement, and all other certificates, documents, agreements and instruments required to be delivered to the Lender or the Agent under or in connection with the Note.

“Obligations” means the indebtedness, liabilities and other obligations of the Borrower to the Lender under or in connection with the Note and the other Loan Documents and, including, without limitation, all unpaid principal of the Note, all interest accrued thereon, all fees and all other amounts payable by the Borrower to the Lender thereunder or in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including interest that accrues after the commencement by or against the Borrower of any bankruptcy or insolvency proceeding naming such Person as the debtor in such proceeding.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Permitted Acquisition” means any acquisition made by the Borrower with the prior consent of the Lender.

“Permitted Indebtedness” means:

(i)	Indebtedness of the Borrower to the Lender;

(ii)	Indebtedness of the Borrower existing on the date hereof and disclosed to the Lender on Schedule 6(i) and extensions, renewals and refinancings of such Indebtedness, provided that the principal amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal or refinancing and by an amount equal to any existing unused commitments thereunder;

(iii)	trade, utility or non-extraordinary accounts payable arising in the ordinary course of business;

(iv)	Purchase Money Indebtedness;

(v)	cash management agreements in the ordinary course of business;

(vi)	Indebtedness arising from judgments or decrees in an aggregate principal amount outstanding at any time not to exceed $5,000,000;

(vii)	sales rebates issued by the Borrower to customers in the ordinary course of business;

(viii)	grants provided by the United States government in exchange for the Borrower’s obligation to purchase equipment specified by such grants or to fund research and development efforts specified in such grants;

(ix)	Indebtedness that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as no Event of Default has occurred and is continuing or would result therefrom;

(x)	Acquired Indebtedness;

(xi)	Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by the Borrower in the ordinary course of business;

(xii)	interest rate swaps, currency swaps and similar financial products entered into or obtained in the ordinary course of business;

(xiii)	Subordinated Debt;

(xiv)	Indebtedness of the Borrower to any of its wholly owned Subsidiaries;

(xv)	Indebtedness of the Borrower pursuant to a working capital facility secured by a first priority security interest in the Borrower’s Accounts (as such term is defined in the UCC) and Inventory (as such term is defined in the UCC); and

(xviii)	additional Indebtedness of the Borrower with the prior consent of the Lender.

“Purchase Money Indebtedness” means Indebtedness incurred to finance the acquisition of fixed assets, capital assets (whether pursuant to a loan, a capitalized lease or otherwise) or other assets (including manufacturing plants), including the development, furnishing and operation hereof.

“Subordinated Debt” means any Indebtedness of the Borrower subordinated to the Obligations and either subject to a Subordination Agreement or whereby the creditor or creditors for such Indebtedness unilaterally agree to subordinate fully the Borrower’s obligations to such creditor or creditors to all Indebtedness of the Borrower owing to the Lender in terms of rights of payment, liens and exercise of remedies.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guarantor” means each new Subsidiary of Borrower formed after the date hereof that executes the Subsidiary Guaranty or a supplement to such Subsidiary Guaranty.

“Subsidiary Guaranty” means a guaranty executed and delivered in favor of the Lender by a new Subsidiary of Borrower formed after the date hereof.

“Subordination Agreement” means any subordination agreement with respect to Subordinated Debt among the Borrower, the applicable creditor(s) and the Lender or the Agent (on behalf of the Lender), in form and substance reasonably satisfactory to the Lender or the Agent (on behalf of the Lender).

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California.

SCHEDULES TO THE NOTE

Schedule 6(i)

Existing Indebtedness

“Five Star Debt” means indebtedness under the Business Loan Agreement, dated as of June 13, 2014, by and among the Borrower, Marrone Michigan Manufacturing, LLC (“MMM”) and Five Star Bank as lender, as amended by the Consent, dated as of August 19, 2015.

“Snyder Debt” means indebtedness under the Snyder Loan Agreement (Deal A).

“Snyder Loan Agreement (Deal A)” means the Loan Agreement, dated as of October 2, 2012, by and among the Borrower, the lenders from time to time party thereto, and Gordon Snyder, as administrative agent and collateral agent for such lenders, as amended by that Amendment and Consent, dated as of April 10, 2013, and that Omnibus Amendment to Loan Agreement, dated as of August 19, 2015, between the Borrower and Gordon Snyder as administrative agent and collateral agent for the lenders.

The Borrower (together with MMM) had an aggregate of approximately $1,502,000 outstanding under various capital leases and equipment leases, secured by liens set forth on Schedule 6(iv).

SCHEDULES TO THE NOTE

Schedule 6(iv)

Existing Liens

	Secured Party	Initial Filing Number	Initial Filing Date	Collateral Description
1	Manufacturers’ Lease Plans, Inc.	2009 2917117	9/11/2009	Equipment
2	Thermo Fisher Financial Services Inc.	2011 0842388	3/8/2011	Equipment
3	Manufacturers’ Lease Plans, Inc.	2011 1307423	4/7/2011	Equipment
4	Manufacturers’ Lease Plans, Inc.	2011 1486599	4/20/2011	Equipment
5	Thermo Fisher Financial Services Inc.	2012 1830845	5/11/2012	Equipment
6	Manufacturers’ Lease Plans, Inc.	2012 2469296	6/26/2012	Equipment
7	Farnam Street Financial, Inc.	2012 2776104	7/19/2012	Equipment
8	Gordon Snyder, as agent	2012 4188282	10/31/12	All assets
9	Thermo Fisher Financial Services Inc.	2013 0600800	2/14/2013	Equipment
10	Thermo Fisher Financial Services Inc.	2013 1743864	5/7/2013	Equipment
11	Farnam Street Financial, Inc.	2013 2466804	6/27/2013	Equipment
12	Manufacturers’ Lease Plans, Inc.	2014 2251668	6/10/2014	Equipment
13	Five Star Bank	2014 3526878	9/3/2014	All assets of MMM and MBI*

*	Initial Financing Statement 2014-3526878 by Five Star Bank shall be amended on or around the date of this Note by Five Star Bank to amend the collateral description to all assets of MMM and the Borrower’s deposit accounts with Five Star Bank (#3207933 and #3208014) only.